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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated February 14, 2006, relating to the financial statements and financial highlights which appear in the December 31, 2005 Annual Report to Shareholders of AIM V.I. Small Cap Growth Fund and AIM V.I. Small Cap Equity Fund (two of the portfolios constituting AIM Variable Insurance Funds), which is also incorporated by reference and appears in such Registration Statement. We also consent to the reference to us under the headings "Accountants" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
January 5, 2007